Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s Third-Quarter Earnings Per Diluted Share Rise 71% to $0.53;

Company Increases Annual EPS Guidance to Range of $3.10 to $3.20

Third-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Dec. 1, 2007	Nov. 25, 2006
Revenue	$9,928	$8,473
Comparable store sales % gain(1)	6.7%	4.8%
Gross profit as % of revenue	23.5%	23.5%
SG&A as % of revenue	20.0%	21.2%
Operating income as % of revenue	3.5%	2.3%
Net earnings	$228	$150
Diluted EPS	$0.53	$0.31

(1)                                  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

MINNEAPOLIS, Dec. 18, 2007 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $228 million, or $0.53 per diluted share, for its fiscal third quarter ended on Dec. 1, 2007. The leading consumer electronics retailer’s diluted earnings per share increased 71 percent, compared with $0.31 per diluted share, or $150 million, for the prior-year third quarter. The better-than-expected EPS growth was driven by 17-percent revenue growth, which stemmed from new store openings and a 6.7-percent comparable store sales gain. The comparable store sales gain included the benefit of an additional post-Thanksgiving holiday shopping week. The strong revenue growth, which helped drive selling, general and administrative (SG&A) expense leverage, coupled with a flat gross profit rate, drove a 120-basis-point improvement in the operating income rate for the quarter.

For the nine months ended Dec. 1, 2007, the company’s net earnings grew 9 percent to $670 million, or $1.47 per diluted share, versus $614 million, or $1.24 per diluted share, for the same period of the prior fiscal year. The primary drivers of the year-to-date earnings growth were new store openings, comparable store sales gains and revenue-driven expense leverage in both the international and domestic segments.

Third-Quarter Highlights

•                  Total quarterly revenue increased 17 percent to $9.9 billion, driven by new store openings and a comparable store sales gain of 6.7 percent. The comparable store sales gain was due to an increase in the average selling price and a favorable calendar shift, which added one extra week of post-Thanksgiving revenue (which seasonally brings higher traffic) to the domestic segment’s fiscal third quarter. Total online revenue grew approximately 65 percent in the quarter. The benefit of the calendar shift to the enterprise comparable store sales gain was approximately 2.5 percentage points.

•                  Domestic revenue grew 15 percent, reflecting the addition of new stores in the past 12 months as well as a comparable store sales gain of 6.1 percent.

•                  International revenue grew 32 percent, fueled by a favorable foreign-currency exchange rate, a 9.3-percent comparable store sales gain (which came on top of a 13.7 percent gain in last year’s period) and the addition of new stores.

•                  The company’s gross profit rate was unchanged on a year-over-year basis. The enterprise gross profit rate benefited from lower promotional costs in a more rational U.S. retail environment compared to last year, particularly in home theater. Offsetting these benefits was a continued shift in the revenue mix, including higher revenue from lower-margin video gaming hardware.

•                  The company reduced its SG&A expense rate by 120 basis points through expense leverage on increased revenue and labor productivity gains.

“We are very encouraged by the strengthening we’re seeing in our customer relationships as well as our solid financial performance,” said Brad Anderson, vice chairman and CEO of Best Buy. “The loyalty that our employees are building with customers will enable us to expand those relationships into new areas of growth in the future. Our employees should be proud of their performance in the quarter. It gives us momentum for the next leg of our growth journey. This is truly a very exciting time in our industry — for our customers and for our company.”

Third-Quarter Results Show Strong Enterprise-Wide Performance

For the fiscal 2008 third quarter, Best Buy’s revenue increased 17 percent to $9.9 billion, compared with revenue of $8.5 billion for the third quarter of fiscal 2007. The revenue increase reflected the net addition of 127 new stores in the past 12 months and a comparable store sales gain of 6.7 percent for the third quarter. The comparable store sales gain was driven by an increase in the average selling price, as the company’s revenue mix continued to reflect a shift toward higher-ticket items, such as video gaming consoles, notebook computers, flat-panel TVs and GPS devices. The calendar shift also added to the comparable store sales gain.

The gross profit rate for the third quarter was 23.5 percent of revenue, which was unchanged from the prior-year’s period. Adding to the rate in the quarter was a more rational year-over-year promotional environment in the U.S.—particularly in home theater and computing—plus less costly promotional offers. These gains were offset by the continued increase in the revenue mix of lower-margin products (such as video gaming systems and notebook computers).

Best Buy’s SG&A expense rate improved to 20.0 percent of revenue for the third quarter, compared with 21.2 percent of revenue for the prior year’s period. The year-over-year improvement in the SG&A expense rate was primarily due to leverage on revenue growth and productivity gains, including store operating model changes in the United States.

The company reported investment and other income of $32 million, compared with $31 million in the prior year’s third quarter. The change reflected an $8 million gain on the sale of an equity investment, which was partially offset by the impact of a lower average cash and investment balances, due to the company’s ongoing, accelerated share repurchase (ASR) program. Additionally, interest expense of $23 million for the quarter was $16 million higher than in the prior year’s period due to current borrowing related to the ASR program. The company’s effective income tax rate for the quarter was 35.6 percent, versus 31.6 percent for the prior year’s period. The increase in the effective income tax rate was due to three factors: the absence of the favorable resolution of certain tax matters that occurred in the prior fiscal year, changes in the global composition of the company’s earnings, and lower tax-exempt interest income.

                The company’s merchandise inventory increased 22 percent year over year. The increase reflected new store growth; increased availability of products such as video gaming, flat-panel TVs and notebook computers; and the impact of the calendar shift, as the quarter ended one week further into the holiday shopping season. “We’re comfortable with our inventory position heading into the highest volume period of the year,” said Brian Dunn, president and chief operating officer of Best Buy.

Company Increases Annual EPS Outlook to $3.10 to $3.20 for Fiscal 2008

Jim Muehlbauer, Best Buy’s senior vice president of finance and interim CFO, said, “We are pleased with the third quarter’s results and now forecast greater earnings growth for the year. The ability of our employees to deliver exceptional operating results in a challenging macro environment reflects their focus on the customer and the relative strength of our categories in the current marketplace. We expect revenue growth in the fiscal fourth quarter to moderate versus the fiscal third quarter for two reasons. First, the calendar shift that helped the third quarter is expected to constrain comparable store sales gains for both December and the fourth quarter. Second, this year’s fiscal fourth-quarter earnings will reflect only 13 weeks, versus 14 weeks in the prior year’s period. Given these two factors, we also expect the improvement in the fourth-quarter SG&A rate to be significantly less than the third-quarter improvement.”

The company now estimates annual earnings per diluted share of $3.10 to $3.20. The updated guidance assumes that the operating income rate will be up modestly for the fiscal year on approximately $40 billion in revenue, assuming a comparable store sales gain for the year of approximately 4 percent. Consistent with prior guidance, the company continues to expect its average diluted share count to be approximately 454 million shares for the fiscal year. The company’s prior earnings guidance was for diluted earnings per share in the top half of the range of $3.00 to $3.15.

In addition, the company updated its capital expenditures guidance for the year to approximately $900 million. The new estimate includes an acceleration of investments in new store openings and information technology, including updated point-of-sale systems. The company now expects to open approximately 150 new stores globally during fiscal 2008, up from 130 to 135 stores previously.

Domestic Segment Enjoys Revenue Lift; Investments and Execution Drive Results

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Dec. 1, 2007	Nov. 25, 2006 (As Adjusted(1))	Dec. 1, 2007	Nov. 25, 2006 (As Adjusted(1))
Revenue	$8,206	$7,164	$22,144	$19,947
Comparable store sales % gain(2)	6.1%	3.6%	3.3%	3.7%
Gross profit as % of revenue	24.2%	24.0%	24.6%	25.0%
SG&A as % of revenue	20.2%	21.4%	20.3%	20.7%
Operating income	$329	$189	$957	$853
Operating income as % of revenue	4.0%	2.6%	4.3%	4.3%

(1)                                  Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs previously reported as part of the domestic segment in fiscal 2007.

(2)                                  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

Best Buy’s domestic segment—comprised of U.S. Best Buy, U.S. Geek Squad, Magnolia Audio Video and Pacific Sales operations—reported third-quarter operating income of $329 million, an increase of $140 million, compared with the prior year’s period. The 140-basis-point operating income rate improvement reflected leverage on higher revenue combined with a less promotional environment. The domestic segment’s fiscal third-quarter revenue totaled $8.2 billion, an increase of 15 percent over the prior year fiscal third quarter. The revenue increase was driven by the opening of 96 net new stores and a comparable store sales gain of 6.1 percent. Pacific Sales, a retailer of high-end home improvement products, contributed revenue of $75 million during the quarter, a decrease of 3 percent over the prior year fiscal third quarter, amid a challenging housing environment.

Best Buy finished the fiscal third quarter with an enhanced mobile phone experience, branded Best Buy Mobile, in 181 U.S. Best Buy locations and at seven stand-alone locations. The company intends to remodel all of its U.S. Best Buy stores within the next two years to include the Best Buy Mobile experience. The decision to expand was based on early positive top-line results and its outlook for growth within the mobile business in the United States.  As planned, the company enhanced its computer shopping experience with Apple computing products at 76 additional U.S. Best Buy locations this quarter, resulting in 286 total locations today. Earlier this month, the company also announced it expects to offer Dell notebook and desktop computers in all U.S. Best Buy stores, beginning on Dec. 30, 2007.

Dunn said, “We had outstanding execution across our enterprise, with all of our employees focused on delivering a great experience for our customers. We believe we are profitably growing our market share, and we expect the insights we’re gaining every day will simply open more doors for growth in the future. When we get it right for the customer and the employee, it’s electric. It’s very rewarding when it all comes together, like it did this quarter.”

International Segment Delivers Strong Revenue and Operating Income Growth

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Dec. 1, 2007	Nov. 25, 2006 (As Adjusted(1))	Dec. 1, 2007	Nov. 25, 2006 (As Adjusted(1))
Revenue	$1,722	$1,309	$4,461	$3,088
Comparable store sales % gain(2)	9.3%	13.7%	12.3%	10.4%
Gross profit as % of revenue	20.6%	21.0%	20.6%	22.0%
SG&A as % of revenue	19.3%	20.4%	19.2%	21.6%
Operating income	$22	$7	$61	$10
Operating income as % of revenue	1.3%	0.5%	1.4%	0.3%

(1)                                  Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs previously reported as part of the domestic segment in fiscal 2007.

(2)                                  Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

The company’s international segment—comprised of Best Buy and Geek Squad operations in Canada and China, Five Star operations in China, and Future Shop operations in Canada—generated third-quarter operating income of $22 million, compared with operating income of $7 million in the prior year’s period. The significant increase in operating income was driven primarily by the comparable store sales gain, new store openings and SG&A leverage. The international segment experienced a mix-driven decline in its gross profit rate that was more than offset by 110 basis points of SG&A leverage. The company attributed its expense improvement to leverage on higher revenue and expense control. Including investments in infrastructure, new store openings and preparations to launch stores in Mexico and Turkey, the international segment improved its operating income rate by 80 basis points for the quarter as compared with the same period last year.

International segment fiscal third quarter revenue rose 32 percent to $1.7 billion. The third-quarter revenue increase was driven primarily by a favorable foreign currency exchange rate, a comparable store sales gain of 9.3 percent and the opening of 31 net new stores. In Canada, the nearly 9-percent comparable store sales gain reflected strong consumer interest in video gaming hardware, flat-panel TVs, notebook computers and GPS devices at both Future Shop and Best Buy stores. The Canadian operations posted a 120-basis-point improvement in its operating income rate through leverage on its revenue growth, a more efficient promotional strategy and solid retail execution.

Revenue from retail operations in China grew 42 percent to approximately $300 million for the third quarter, including the impact of new store openings and a comparable store sales gain of nearly 13 percent. (The company reports results from its operations in China on a two-month lag basis.)

Bob Willett, CEO of Best Buy International and CIO, commented, “We’re very pleased with the continued commitment and performance that our international employees are demonstrating. Our stores in China and Canada led the company’s comparable store sales gains. Our international growth strategy remains on track, including the launch of stores in Mexico and Turkey planned for next year. As our international segment grows, it not only diversifies our enterprise revenue streams but also gives us greater exposure to innovative ideas throughout the world.”

Sales of Video Gaming, Flat-Panel TVs, Notebooks and GPS Lead Growth

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Dec. 1, 2007	Nov. 25, 2006	Dec. 1, 2007	Nov. 25, 2006
Consumer Electronics	41%	43%	2.4%	9.0%
Home Office	28%	27%	6.5%	(0.3)%
Entertainment Software	19%	17%	23.1%	3.5%
Appliances	6%	7%	(1.8)%	(4.1)%
Services(1)	6%	6%	5.6%	9.0%
Other(2)	0%	0%	n/a	n/a
Total	100%	100%	6.7%	4.8%

(1)                                  Services consists primarily of commissions from the sale of extended service contracts; revenue from computer-related services; product repair revenue; and delivery and installation revenue derived from home theater, mobile audio and appliances.

(2)                                  Other includes revenue, such as fees received from cardholder account activations, that is recognized over time, resulting in revenue recognition that is not indicative of sales activity in the current period. Other also includes gift card breakage. These revenue types are excluded from our comparable store sales calculation. Finally, Other includes revenue from the sale of products that are not related to our core offerings. For these reasons, a comparable store sales metric for this revenue category is not provided.

During the third quarter of fiscal 2008, Best Buy’s comparable store sales gain was driven by higher revenue from video gaming, flat-panel TVs, notebook computers and GPS products. These gains more than offset comparable store sales declines in projection and tube TVs, DVDs and CDs.

Best Buy’s revenue mix for the third quarter of fiscal 2008 was led by growth in the entertainment software revenue category. The entertainment software category, which comprised 19 percent of third-quarter revenue, increased 23.1 percent on a comparable store sales basis. A very strong double-digit gain in comparable store sales of video gaming was fueled by strong sales of hardware, which offered better in-stock levels and attractive pricing, as well as new software. These gains were partially offset by an expected comparable store sales decline for DVDs and CDs.

The home office revenue category accounted for 28 percent of fiscal third-quarter revenue and had a 6.5-percent comparable store sales gain. A solid double-digit comparable store sales increase for notebook computers fueled the growth as customers continued to opt for mobility. The gain from notebook computers was partially offset by a comparable store sales decline for printers, phones and monitors.

The services revenue category accounted for 6 percent of third-quarter revenue. On a comparable store sales basis, the services category increased 5.6 percent. A solid double-digit gain in repair revenue plus a low double-digit gain in computer and home theater services drove the comparable store sales increase. These results were offset partially by a single-digit decline in commissions from the sale of extended service contracts.

Consumer electronics, which represented 41 percent of third-quarter revenue, posted a 2.4-percent comparable store sales gain. Within consumer electronics, GPS products led the way in the comparable store sales gain, as navigation devices become increasingly affordable and easier to use with increased features. Flat-panel TVs experienced a double-digit comparable store sales gain due to attractive pricing and improved assortments of TVs in larger screen sizes. Total television comparable store sales were unchanged year-over year as flat-panel TV growth was offset by declines in comparable store sales of projection and tube TVs. Digital imaging also drove a mid-single digit comparable store sales gain as customers opted for the premium experience that digital SLR offers.

The appliances revenue category, which totaled 6 percent of fiscal 2008 third-quarter revenue, had a comparable store sales decline of 1.8 percent for the quarter. This decline was driven by a mid-single-digit decline in the domestic segment due to a challenging industry-wide environment. Partially offsetting this decline was a low-double-digit gain in the international segment, where appliances represent a larger percentage of the business (particularly in China).

The other category consists of fees from credit card and related programs, which are provided by an outside financial institution, and revenue principally from the sales of products unrelated to the core business, such as food and beverages.

                During the third quarter, the company opened 45 U.S. Best Buy stores, including 11 of its 45,000-square-foot stores, 30 of its 30,000-square-foot stores, and four of its 20,000-square-foot stores. At the end of the third quarter, the domestic segment included 917 Best Buy stores, seven Geek Squad stores, 13 Magnolia Audio Video stores and 17 Pacific Sales showrooms. The international segment included 149 Five Star stores and one Best Buy store in China, and 131 Future Shop stores and 51 Best Buy stores in Canada. For the trailing 12 months, the company opened 144 new stores and closed 17 stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Shareholder Returns

On Oct. 30, 2007, the company paid a dividend of 13 cents per share, or $55 million in the aggregate, which was a 30-percent increase compared with the dividend per share paid in the prior year’s third quarter.

The company’s assumptions regarding the timing and benefit of its accelerated share repurchase program remain unchanged. The company still expects its weighted average diluted share count for the fiscal year to be approximately 454 million. The company’s estimated weighted average diluted shares include assumptions concerning the timing of the ASR’s conclusion, stock option exercises and movement in the company’s share price. Fiscal year to date, the company has repurchased 65.5 million shares.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time on Dec. 18, 2007. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 2, 2007. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through nearly 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Dec. 1, 2007	Nov. 25, 2006	Dec. 1, 2007	Nov. 25, 2006
Revenue	$9,928	$8,473	$26,605	$23,035
Cost of goods sold	7,591	6,478	20,237	17,373
Gross profit	2,337	1,995	6,368	5,662
Gross profit %	23.5%	23.5%	23.9%	24.6%
Selling, general and administrative expenses	1,986	1,799	5,350	4,799
SG&A %	20.0%	21.2%	20.1%	20.8%
Operating income	351	196	1,018	863
Other income (expense)
Investment income and other	32	31	98	91
Interest expense	(23)	(7)	(53)	(23)
Earnings before income tax expense and minority interest	360	220	1,063	931
Income tax expense	129	70	386	317
Effective tax rate	35.6%	31.6%	36.3%	34.1%
Minority interest	(1)	—	(4)	—
Equity in loss of affiliates	(2)	—	(3)	—
Net earnings	$228	$150	$670	$614

Earnings per share
Basic	$0.55	$0.31	$1.50	$1.27
Diluted(1)	$0.53	$0.31	$1.47	$1.24

Dividends declared per common share	$0.13	$0.10	$0.33	$0.26

Weighted average common shares outstanding (in millions)
Basic	418.7	481.0	447.2	482.5
Diluted(1)	430.8	495.8	459.5	497.4

(1)                                  The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 and $1.7 for the three months ended Dec. 1, 2007, and Nov. 25, 2006, respectively, and $4.4 and $5.1 for the nine months ended Dec. 1, 2007, and Nov. 25, 2006, respectively.

—Balance Sheets Follow —

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	Dec. 1,	Nov. 25,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$1,319	$1,208
Short-term investments	295	1,802
Receivables	739	1,115
Merchandise inventories	7,451	6,084
Other current assets	673	759
Total current assets	10,477	10,968
Net property & equipment	3,260	2,971
Goodwill	1,086	991
Tradenames	96	83
Equity and other investments	230	335
Other assets	325	336
TOTAL ASSETS	$15,474	$15,684

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,597	$6,332
Accrued liabilities	2,293	2,661
Short-term debt	326	40
Current portion of long-term debt	20	419
Total current liabilities	10,236	9,452
Long-term liabilities	811	405
Long-term debt	642	191
Minority interests	39	34
Shareholders’ equity	3,746	5,602
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$15,474	$15,684

Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on previously reported total assets, liabilities or shareholders’ equity.

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